Exhibit 99.1

           AdStar Acquires Edgil Associates to Expand E-Commerce Suite

   Acquisition unites the leading ad transaction technology with the leading integrated payment processing solution for the publishing industry

MARINA DEL REY, California, October 21, 2003 - AdStar, Inc. (Nasdaq: ADST - News; Nasdaq: ADSTW - News), a leading software and application service provider for the classified advertising industry, today announced that it has acquired Edgil Associates, the leading supplier of complete automated payment processing systems and content processing solutions for the publishing industry, for $1.5 million in cash and 1,311,530 shares of AdStar common stock.

The acquisition of Edgil adds to AdStar's suite of e-commerce services Edgil's EdgCapture, an integrated payment processing solution that interfaces directly with publishers' classified and circulation systems; and EdgFlow, a content processing solution that allows publishers to deliver media content such as articles, technical documents, advertisements, wire stories, etc., to multiple channels in a variety of formats. Edgil's products and services will continue to be offered under the Edgil brand, and AdStar will maintain Edgil's Massachusetts-based headquarters. AdStar's acquisition of profitable Edgil should approximately double AdStar's annualized revenues.

"Since 1984, Edgil has established a respected name in the publishing industry, and as we have worked side-by-side together for many years, bringing together our complementary technologies under one roof simply made sense," said Leslie Bernhard, president and chief executive officer of AdStar. "The acquisition of Edgil's business, its brand and technology, will allow our combined companies to expand our ASP services model and offer a richer application set to advertisers and publishers. The synergies are compelling, and we are anxious to begin working with Edgil's talented staff to better serve our associated and unique customers."

Edgil EdgCapture processes more than one million advertising and circulation transactions a month for more than 100 newspapers from some of the industry's largest media companies, including Tribune, Gannett, Knight Ridder, Copley and Cox. In addition, other media organizations, such as the Associated Press (AP), use Edgil's EdgFlow content processing technology to solve a wide variety of content management needs. Other EdgFlow customers include The Orange County Register, The Boston Globe and Dayton Daily News.

"AdStar is a valued partner, and together, we can broaden the opportunities available to publishers and continue to provide the unmatched service and technology that our current customers have come to expect from us," said Ed Hopey, president of Edgil Associates. "Both of our business models provide for the seamless integration of technology to simplify the ad-transaction process for advertisers and publishers. Our combined resources will allow us to deliver a complete suite of solutions that is unmatched in the industry, and increase our revenue-generating and bottom-line potential."

AdStar's e-commerce suite consists of multiple services that can be subscribed to separately or as a fully integrated solution. AdStar's suite includes AdStar Agency Ad Sales, AdStar Web-based Ad Sales and AdStar's new XML Gateway. Currently, more than 1,400 large commercial advertisers and more than 40 of America's largest newspapers rely on AdStar's ad-transaction technology.

About Edgil Associates

Edgil is the publishing industry's largest provider of automated payment processing services. Edgil serves more than 100 of the leading newspaper and magazine publications in the United States. Since 1984, Edgil has focused on providing the publishing industry with payment- and content-processing solutions that allow organizations to generate additional revenue and add value to existing publishing systems.

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About AdStar, Inc.

AdStar (Nasdaq: ADST - News, ADSTW - News), headquartered in Marina del Rey, Calif., is a leading provider of remote advertising technology products and services to the $20+ billion classified advertising industry. AdStar transforms publishers' Web sites into full-service classified ad sales channels for their print and online classified ad departments. Since 1986, AdStar has set the standard for remote ad entry software by allowing advertisers the ability to place ads electronically with many of the largest newspapers in the United States. Today, AdStar's infrastructure, through its private label model, powers classified ad sales for more than 40 of the largest newspapers in the United States, the Newspaper Association of America's bonafideclassifieds.com (where ads can be placed in more than 120 newspapers), CareerBuilder, and a growing number of other online and print media companies. The company's common stock is listed on the Nasdaq Stock Market under the symbol "ADST."

Forward-Looking Statements

This release contains forward-looking statements concerning the business and products of the company. Actual results may differ from those projected or implied by such forward-looking statements depending on a number of risks and uncertainties including, but not limited to, the following: historical business has already matured, new online business is unproven and may not generate expected revenues, and Internet security risks. Other risks inherent in the business of the company are described in Securities and Exchange Commission filings, including the company's annual report on Form 10-KSB. The company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Contact:

AdStar Inc., Marina del Rey
Jeff Baudo, 310.577.8255
jbaudo@adstar.com

AdStar Media Contact:
Kevin Wilson
801.898.5520
kwilson@kevinwilsonpr.com

AdStar Broker Contact:
RJ Falkner & Company, Inc.
800.377.9893
info@rjfalkner.com